UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2016

MEI Pharma, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 792-6300

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

License, Development and Commercialization Agreement

On August 5, 2016, MEI Pharma, Inc. (the “Company”) entered into a License, Development and Commercialization Agreement (the “Agreement”) with Helsinn Healthcare SA (“Helsinn”). Pursuant to the terms of the Agreement, the Company and Helsinn have agreed to collaborate on the global development, manufacturing and commercialization of Pracinostat, in particular for the treatment of patients with diagnosed acute myeloid leukemia (AML) who are “unfit” for intensive chemotherapy and intermediate-2 and high risk myelodysplastic syndrome (MDS) (the “Collaboration”).

The Agreement has a term (the “Term”) commencing on the effective date and continuing, on a country-by-country basis, until the later of the date (i) of expiration of the applicable patents in such country, (ii) of expiration of regulatory exclusivity in such country or (iii) that is 15 years after the first commercial sale in such country. With respect to certain defined “Tier 2” countries, the Term is solely based on 15 years from first commercial sale.

During the Term, the Company grants to Helsinn an exclusive (subject to certain retained rights to perform obligations under the Agreement), sublicenseable, payment-bearing, license under and to certain patents and know-how controlled by the Company to develop, manufacture and commercialize Pracinostat and any pharmaceutical product containing Pracinostat for all human and animal indications. Helsinn will be primarily responsible for the global development of Pracinostat and, subject to certain exceptions, will be solely responsible for all costs related thereto. The Company will be primarily responsible for executing a phase 2 study to determine a tolerable and efficacious dosing regimen of Pracinostat in combination with azacitidine for the treatment of MDS, the cost of which will be shared by the parties. If Helsinn elects to continue development of Pracinostat for MDS beyond this dose optimizing phase 2 trial, it will solely be responsible for all further costs of development for MDS.

Helsinn will be solely responsible for the global commercialization of Pracinostat and shall be solely responsible for the costs related thereto.

Under the terms of the Agreement, Helsinn will pay the Company an initial payment of $15 million within 10 business days after the date of the Agreement and another $5 million within 10 business days after the earlier of the date of the first dosing of a subject in the Company’s MEI 009 phase 3 AML clinical trial or March 1, 2017. Helsinn is also making an equity investment of up to $5 million in the Company (as discussed under “Equity Investment” below) concurrently with its entry into the Agreement. The Company may earn up to $444 million in potential development and sales milestone payments, plus royalties on global net sales of Pracinostat, which, in the U.S., are tiered and begin in the mid-teens.

The Collaboration will be managed by a joint steering committee in which both parties are represented equally, which will serve as a forum for the sharing of information and facilitating communications between the parties regarding development activities and commercialization.

Under the Agreement, each party will maintain ownership of its own technology and intellectual property existing prior to, or outside of, the Collaboration, Helsinn will be the exclusive owner of any and all inventions it develops with regard to Pracinostat, and the sole owner of any and all inventions developed by Helsinn and the Company jointly with regard to Pracinostat. Helsinn will grant to the Company a non-exclusive, sublicenseable, royalty-free license under Helsinn’s technology solely as necessary for the Company to perform its obligations under the Agreement.

Helsinn has the right to terminate the Agreement upon 30 days’ prior written notice, if Helsinn deems it not reasonably viable to carry out further development of Pracinostat. If either party materially breaches the Agreement, the non-breaching party may terminate the Agreement, if the breach is not cured within 90 days (30 days in the event of non-payment) of receiving written notice of the breach. If either party files or institutes bankruptcy, reorganization, liquidation or receivership proceedings, or assigns a substantial portion of the assets for the benefit of creditors, the other party may terminate the Agreement, if such proceeding is not dismissed within 90 days of the filing. The Company may also terminate the Agreement in the event that Helsinn challenges any of the licensed patents.

If Helsinn terminates the Agreement due to an uncured material breach of the Agreement by the Company (or due to the Company’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or the Company’s assignment of a substantial portion of the assets for the benefit of creditors), all licenses granted to Helsinn will immediately terminate and Helsinn shall cease developing, commercializing and manufacturing Pracinostat in and for all applicable countries. In the event of such termination, the Company will receive from Helsinn, conditional upon the occurrence of such event and subject to the good faith negotiation of certain economic terms and legal provisions, rights under Helsinn technology specifically related to the development, manufacture, commercialization or other use of Pracinostat. If Helsinn terminates the Agreement because further development of Pracinostat is deemed not reasonably viable, or if the Company terminates the Agreement due to Helsinn’s uncured material breach of the Agreement (or Helsinn’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or Helsinn’s assignment of a substantial portion of the assets for the benefit of creditors), in each such case, all licenses granted to Helsinn will immediately terminate, Helsinn shall cease developing, commercializing and manufacturing Pracinostat in and for all applicable countries, and MEI Pharma will be granted an exclusive, irrevocable, perpetual, royalty-free, full paid-up, license under Helsinn’s technology to develop, manufacture and commercialize Pracinostat. If the Company terminates the Agreement due to an uncured material breach of the Agreement by Helsinn, the rights of any third-party sublicensee under a sublicense by Helsinn of any of its rights with respect to Pracinostat under the license granted by the Company to Helsinn pursuant to the Agreement shall survive such termination and such sublicensee shall become a direct licensee and the Company shall become the direct licensor.

Equity Investment

Simultaneously with the entry into the Agreement on August 5, 2016, MEI Pharma entered into a Common Stock Purchase Agreement (the “Equity Agreement,” and together with the Agreement, the “Agreements”) with Helsinn Investment Fund SA (the “Purchaser”). Pursuant to the terms of the Equity Agreement, the Purchaser has agreed to purchase and the Company has agreed to issue a number of shares of the Company’s common stock (the “Shares”) determined by dividing $5,000,000 by the Bloomberg volume weighted-average price for shares of the Company’s common stock on the NASDAQ Global Select Market for the ten trading day period beginning on August 1, 2016 and ending on August 12, 2016, rounded to the nearest whole share.

In addition, under the terms of the Equity Agreement, the Purchaser agreed that the Shares will be subject to a lock-up restriction prohibiting the offer, sale or other transfer of the Shares without the prior written consent of the Company for a 180-day period, subject to certain specified exceptions.

The Equity Agreement also includes a 3-year “standstill” covenant by the Purchaser, pursuant to which it will not increase its ownership of the Company’s common stock, acquire any assets of the Company, commence a tender offer or attempt a similar business combination transaction with respect to the Company, seek to control or influence the Company’s management or Board of Directors, solicit proxies to vote shares of the Company’s common stock, or take similar actions or announce the intent to take any such actions, by itself or as part of a group or otherwise in concert with others. The standstill covenant will lapse in connection with the commencement of a tender offer for shares of the Company’s common stock by an unaffiliated third-party or the announcement by the Company of an intent to consummate a change of control.

The Equity Agreement contains customary representations and warranties and covenants of the Company and the Purchaser. The obligations of the Company to issue the Shares and of the Purchaser to buy the Shares are subject to customary closing conditions.

The foregoing description of the material terms of the Agreements is qualified in its entirety by reference to the complete text of the Agreements, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Item 8.01 Other Events.

On August 8, 2016, the Company issued a press release regarding the Agreements, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8- K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press release of MEI Pharma, Inc. dated August 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI Pharma, Inc.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	Chief Executive Officer

Date: August 9, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press release of MEI Pharma, Inc. dated August 8, 2016